    Exhibit 21.1

Subsidiaries of Barnes & Noble Education, Inc.

1.B&N Education, LLC, a Delaware limited liability company

2.Barnes & Noble College Booksellers, LLC, a Delaware limited liability company
3.BNED Digital Holdings, LLC, a Delaware limited liability company
4.BNED LoudCloud, LLC, a Delaware limited liability company
5.BNED MBS Holdings, LLC, a Delaware limited liability company
6.LoudCloud Systems Private Limited, an Indian subsidiary
7.MBS Automation LLC, a Delaware limited liability company
8.MBS Direct, LLC, a Delaware limited liability company
9.MBS Internet, LLC, a Delaware limited liability company
10.MBS Service Company LLC, a Delaware limited liability company
11.MBS Textbook Exchange, LLC, a Delaware limited liability company
12.TextbookCenter LLC, a Delaware limited liability company
13.TXTB.com LLC, a Delaware limited liability company